FOR IMMEDIATE RELEASE
			    July 23, 2002

NORFOLK SOUTHERN INCREASES QUARTERLY DIVIDEND


NORFOLK, VA - Norfolk Southern Corporation (NYSE: NSC) today announced an increase in the quarterly dividend to 7 cents per share on its common stock, payable on September 10 to stockholders of record on August 2.

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Media Contact: Bob Fort, Norfolk, 757-629-2710
Investor Contact: Leanne McGruder, Norfolk, 757-629-2861